SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 0-50469

Date of Report: December 31, 2015

GREENSHIFT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	59-3764931
(State of other jurisdiction of incorporation or organization	(IRS Employer Identification No.)

5950 Shiloh Road East Suite N, Alpharetta, GA	30005
(Address of principal executive offices)	(Zip Code)

(770) 886-2734
(Registrant's telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 3.02	Unregistered Sale of Equity Securities
Item 5.01	Changes in Control of Registrant
Item 5.03	Amendments to Articles of Incorporation
Modification of Debt
On December 31, 2015 YA Global Investments, LP ("YAGI") and GreenShift entered into a Settlement Agreement pursuant to which YAGI accepted, in satisfaction of $14,196,897 of principal an interest accrued on debentures issued by GreenShift, a cash payment of $2,000,000 and the execution of a Royalty Agreement by GreenShift and its affiliates.
The Royalty Agreement provides that, for an indefinite term, GreenShift and its subsidiaries will pay to YAGI a royalty equal to 15% of all Intellectual Property Income earned by any of them.  "Intellectual Property Income" is defined in the Royalty Agreement to encompass all payments received under, with respect to, or in connection with any intellectual property, including payments made by licensees, and including any amounts paid in settlement or as an award of damages arising from third party infringement of the intellectual property rights of GreenShift or its subsidiaries, provided that Intellectual Property Income by reason of settlements or awards will be reduced by the amount of any legal fees and expenses incurred in obtaining the settlement or award.
On the same date, GreenShift deposited $400,000 in cash into escrow in anticipation of settling an additional $2,939,300 in principal and interest due from GreenShift to various assignees of YAGI ("YAGI Assignees"). The YAGI Assignees have until March 31, 2016 to accept the relevant settlement terms.
Transfer of Controlling Interest
On December 31, 2015, FLUX Carbon Corporation, an entity owned by Kevin Kreisler, GreenShift's CEO, transferred its ownership interest in Viridis Capital LLC to Bitzio, Inc., a Nevada corporation (OTC Pink: BTZO) ("Bitzio"), in exchange for an 80% equity interest in Bitzio. Viridis Capital was, at the time of the transfer, the owner of 800,115 shares of Series D Preferred Stock issued by GreenShift.
Issuance of Series G Preferred Stock
On December 31, 2015, GreenShift filed with the Delaware Secretary of State a Certificate of Designation of Series G Preferred Stock, designating 800,000 shares of preferred stock as Series G Preferred Stock. The Series G shares may be converted by the holder into Company common stock. The conversion ratio is such that the full 800,000 Series G shares convert into GreenShift common shares representing 80% of the fully diluted common shares outstanding after the conversion (which includes all common shares outstanding plus all common shares potentially issuable upon the conversion of all derivative securities not held by the holder). The holder of Series G shares may cast the number of votes at a shareholders meeting or by written consent that equals the number of common shares into which the Series G shares are convertible on the record date for the shareholder action. In the event the Board of Directors declares a dividend payable to Company common shareholders, the holders of Series G shares will receive the dividend that would be payable if the Series G shares were converted into GreenShift common shares prior to the dividend. In the event of a liquidation of GreenShift, the holders of 800,000 Series G shares will receive a preferential distribution equal to 80% of the net assets available for distribution to the shareholders.
On December 31, 2015, GreenShift issued 800,000 shares of Series G Preferred Stock to Bitzio in exchange for 987,144 shares of GreenShift Series D Preferred Stock and $2,500,000 in cash. In connection with the foregoing transactions, GreenShift filed a Certificate of Elimination of Series D Preferred Stock.
Guaranty of Bitzio Debt
The $2,500,000 paid by Bitzio to GreenShift was drawn from a loan of $2,900,000 made to Bitzio by TCA Global Credit Master Fund, LP ("TCA"). The loan was made on December 31, 2015, pursuant to a Senior Secured Revolving Credit Facility Agreement (the "Credit Agreement"), under which TCA may lend to Bitzio up to $5,000,000. GreenShift and each of its subsidiaries, as well as each of the other subsidiaries of Bitzio, has executed a Guaranty Agreement dated December 31, 2015, in favor of TCA. In the Guaranty Agreement, GreenShift and each of its subsidiaries guaranteed payment of all amounts due to TCA under the Credit Agreement. By separate agreements, GreenShift and each subsidiary pledged all of its assets to secure the guaranty to TCA.

Item 9.01                          Financial Statements and Exhibits
Exhibits
3-a	Certificate of Designation of Series G Preferred Stock of GreenShift Corporation.
10-a	Royalty Agreement dated December 31, 2015 among Viridis Capital LLC, GreenShift Corporation, the subsidiaries of GreenShift Corporation, and YA Global Investments, LP.
10-b	Form of Guaranty Agreement executed by GreenShift Corporation and each subsidiary of GreenShift Corporation with TCA Global Credit Master Fund, LP dated December 31, 2015.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: January 26, 2016	GREENSHIFT CORPORATION
	By:	/s/ Kevin Kreisler
Kevin Kreisler
Chief Executive Officer